UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 11, 2014
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 11, 2014, Diamond Resorts International, Inc. (the “Company”) entered into a First Amendment to Stockholders’ Agreement (the “First Amendment”) with the individuals and entities that are (or were) parties to the Stockholders’ Agreement, dated as of July 17, 2013 (the “Stockholders’ Agreement”), entered into in connection with the initial public offering of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Pursuant to the Stockholders’ Agreement, each of the parties thereto (1) agreed to vote for all persons nominated by the Company’s board of directors (the “Board”) for election to the Board, including those designated pursuant to the Director Designation Agreement, dated as of July 17, 2013, and (2) appointed Stephen J. Cloobeck, the Chairman of the Board, and David F. Palmer, the Company’s Chief Executive Officer and President, as such party’s proxies to vote the shares of Common Stock held by such party in accordance with the Stockholders’ Agreement. As a result of the Stockholders’ Agreement, the parties thereto are deemed to be members of a “group” for purposes of the Securities Exchange Act of 1934.
The First Amendment removed certain individuals and entities from being parties to, and released them from further obligations under, the Stockholders’ Agreement. In addition, the proxies and powers of attorney granted by the released parties under the Stockholders’ Agreement were terminated. The parties released from the Stockholders’ Agreement include individuals and entities that do not have significant relationships with the Company (apart from the Stockholders’ Agreement) and/or hold a relatively small number of shares of Common Stock, as well as outside directors of the Company.
The First Amendment also amends the Stockholders’ Agreement to provide that the Stockholders’ Agreement may be further amended to remove as a party thereto any stockholder that individually beneficially owns, directly or indirectly, less than 0.25% of the outstanding Common Stock by a writing signed by the Company and such stockholder, without any further action by any of the other parties thereto.
The parties’ entry into the First Amendment resulted in the shares of Common Stock held by the parties to the Stockholders’ Agreement, and accordingly by the members of the “group” deemed to have been formed thereby, decreasing from approximately 53% to approximately 48.5% of the outstanding Common Stock and the voting power represented thereby.
The description of the First Amendment set forth above in this Item 1.01 does not purport to be complete, and is qualified in its entirety by reference to the full text of the First Amendment attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
Under the rules of the New York Stock Exchange (“NYSE”), the Company qualified as a “controlled company” (a company of which more than 50% of the outstanding voting power is held by an individual, group or another company). Under NYSE rules, as a “controlled company,” the Company was permitted to elect not to comply with certain NYSE corporate governance requirements. As discussed above, however, immediately following the parties’ entry into the First Amendment, the voting power held by the members of the “group” deemed to have been formed by the parties to the Stockholders’ Agreement was reduced to approximately 48.5% of the total voting power of the capital stock of the Company. Accordingly, as of August 11, 2014, the Company ceased to qualify as a “controlled company” under NYSE rules. As a result of this loss of “controlled company” status, the Company will be required to have a majority of independent members on its board of directors by August 11, 2015 (the first anniversary of the Company’s loss of “controlled company status”). As of August 11, 2014, the Company was already in compliance with all of the other corporate governance requirements applicable under NYSE rules to companies that do not qualify as “controlled companies.”
Item 9.01. Financial Statements and Exhibits.
d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Stockholders’ Agreement, dated as of August 11, 2014, among Diamond Resorts International, Inc. and the individuals and other entities party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
August 13, 2014	By: /s/ David F. Palmer Name: David F. Palmer Title: President and Chief Executive Officer